Exhibit 10.10



                              EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is made as of this 19th day of August, 2002 between Temecula Valley Bank, N.A., a national banking association ("Bank"), and Steve F. Janda ("Executive").

                                   WITNESSETH

     WHEREAS, the Bank desires that Executive be employed as Senior Vice President/Real Estate Industries Group Manager on the terms set forth herein.

     WHEREAS, Executive is willing to accept such employment under the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, it is hereby agreed that from August 19, 2002 (the "Effective Date"), the following terms and conditions shall apply to Executive's said employment.

     A. TERM OF EMPLOYMENT

          1. Term. The Bank hereby agrees to employ Executive and Executive hereby accepts employment with the Bank for the period of seven (7) years commencing on the Effective Date subject to an earlier termination as provided hereinafter (the "Term"). When used herein, "Term" shall refer to the entire period of employment of Executive by the Bank hereunder commencing with the Effective Date, whether for the full period provided above, or whether terminated earlier as hereinafter provided.

     B. DUTIES OF EXECUTIVE

          1. Duties. Executive shall perform the duties of Senior Vice President/Real Estate Industries Group Manager of the Bank, which shall include oversight and management of tract and commercial building construction lending as well as duties assigned by the Bank's Real Estate Manager or Chief Executive Officer, subject to the powers by law vested in the Board of Directors of the Bank (the "Board of Directors"). During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and the Bank's Articles of Association and Bylaws.

     2. Exclusivity. Executive shall devote substantially all of Executive's entire productive tune, ability and attention to the business of the Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent of the Bank's Chief Executive Officer. Notwithstanding the foregoing, Executive may

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(i) make investments of a passive nature in any business or venture; or (ii)
serve in any capacity in civic, charitable or social organizations.

     C. COMPENSATION

          1. Salary. For Executive's services hereunder, the Bank shall pay, or cause to be paid, as annual gross base salary, to Executive the amount of one hundred forty thousand dollars ($140,000) during the Term, beginning with the Effective Date, payable in equal installments in conformity with the Bank's normal payroll periods as in effect from time to time. At least once each calendar year Executive's performance shall be evaluated, and based upon performance, the Bank may consider the payment of a bonus and/or an increase in base salary.

          2. One Time Bonus. Upon the next normal payroll date of the Bank following December 31, 2002, Executive shall receive a one-time payment equal to the number of full weeks lapsed beginning January 1, 2002 and ending on the Effective Date, multiplied by six hundred seventy three dollars ($673).

     D. EXECUTIVE BENEFITS

          1. Vacation. Executive shall be entitled to twenty (20) days of vacation leave each year of the Term accruing in accordance with Bank policy, ten (10) consecutive working days of which must be taken in each calendar year ("Mandatory Vacation"). Any vacation not used in excess of the Mandatory Vacation shall not accumulate but at the end of each year of the Term, Executive shall be entitled to vacation pay in lieu of vacation.

          2. Automobile. The Bank shall provide for the use of Executive a automobile selected by Executive with a total cost, including tax and license, not to exceed - fifty-five thousand dollars ($55,000). The Bank shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related thereto during the Term.

          3. Group Medical and Other Benefits. Bank shall provide for Executive, participation in the medical and other benefit plans offered to other similarly titled employees of Bank, commencing on the first day of the month following the Effective Date.

          4. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's personnel policy. Sick leave will accrue at a rate of l/2 day per month up to a maximum of forty (40) days which may be carried over from prior periods.


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          5. Stock Options. As soon as practicable after the Effective Date,
     Executive shall receive an option to purchase ten thousand (10,000) shares of Temecula Valley Bancorp Inc. common stock in accordance with the terms of Bank's employee stock option plan and agreements; provided, however, that such option agreement shall provide that the option shall vest in three (3) substantially equal amounts over three (3) years with the first vesting date to occur one (1) year after the Effective Date.

          6. Club Dues. Bank shall pay the expense of a golf membership not to exceed $20,000 and business entertainment expenses (to the extent Executive provides reasonable documentation of such expenses in accordance with Bank policy) and monthly dues not to exceed $500 per month incurred by Executive at Bear Creek Country Club, Temecula, CA or at a comparable facility. Executive shall have the option to purchase from Bank said golf membership at Bank's initial golf membership cost at any tune up to and including ninety (90) days following Executive's termination.

     E. TERMINATION

          1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

          (a) A material breach by Executive of any of the express terms or provisions of this Agreement;

          (b) Executive is charged with illegal activity or pleads guilty to or nolo contendere to, illegal activity;

          (c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

          (d) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith, after notice from the CEO, or Real Estate Manager, or Board of Directors and a forty-five (45) day period to cure any one or more acts or failures to act set forth in said notice, provided, however, that in the event the act or failure to act in question is not subject to cure, then a cure period shall not be required;

          (e) Executive fails to meet reasonable real estate lending industry performance standards as set by the CEO, or Real Estate Manager, or Board of Directors from time to tune, after notice from the CEO, or Real Estate Manager, or Board of Directors and a forty-five (45) day period to cure any one or more failures to meet said performance standards set forth in said notice, provided, however, that in the event the failure in question is not subject to cure, then a cure period shall not be required;


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          (f)  Executive becomes permanently disabled (i.e., unable to perform substantially all of his duties for ninety (90) days during any twelve (12) month period, not including vacation and holidays), as determined in good faith by the Board of Directors;

          (g) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

          (h) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

          (i)  The death of the Executive.

     F. INDEMNITY.

The parties recognize that a person or entity can attempt to assert a claim, demand or suit regardless of the lack of merit or merit of such claim, demand or suit and regardless of the enforceability or unenforceability of any agreements which form the basis of such claim, and further recognize that litigation or threatened litigation can be costly and time consuming. Bank agrees that in the event executive's immediate prior employer does assert any claim, demand or suit against executive during the term, then bank shall pay or reimburse executive for costs, expenses (including reasonable attorneys fees), judgments and settlements in connection with any such claim, demand or suit.

     G. GENERAL PROVISIONS

          1. Ownership of Books and Records: Confidentiality.

               (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, and all other files, books and records and other materials owned by the Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to the Bank by Executive on any termination of his employment.

               (b) During the Term, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and business, and the identity of customers of the Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with the Bank.



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          2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.

          3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or sent by certified or registered mail, return receipt requested, postage prepaid as follows:


          To Bank:         Temecula Valley Bank, N.A.
                           27710 Jefferson Drive, Suite A100 Temecula, CA 92590
                           Attn: Stephen H. Wacknitz President/Chief Executive
                           Officer FAX   (909)694-9194

          To Executive:    Steve F. Janda
                           1413 Avenida Colina SanDimas, CAT1773 E Mail
                           Sjanda@dotme.ws

          With a copy to:  Stephanie E. Allen, Esq.
                           Me Andrews, Allen & Matson 1900 Main Street,
                           Suite 600 Irvine, CA 92614 FAX   (949)955-3723

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person, by courier or facsimile or on the third (3rd) day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

          4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

          5. Entire Agreement. Except as provided herein and in any separate for the provision of benefits to Executive, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

          6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

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          7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

          8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

          9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

          10. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

          11. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

          12. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party (or a reasonable opportunity to do so has been provided) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provisions of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.





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     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.


Bank: TEMECULA VALLEY BANK N.A.
by /S/STEPHEN H. WACKNITZ
President/Chief Executive Officer



Executive: /S/STEVE F. JANDA

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